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                                  EXHIBIT (99)



                             FOR IMMEDIATE RELEASE


              TEXAS INDUSTRIES ADOPTS SHAREHOLDER PROTECTION PLAN



(Dallas, Texas - October 15, 1996) The Board of Directors of Texas Industries, Inc. (NYSE-TXI) today announced that it has adopted a shareholder protection plan designed to assure that all TXI shareholders receive fair and equal treatment in the event of any takeover attempt.

"The rights issued under this plan are intended to enable all TXI shareholders to realize the long-term value of their investment in the Company," stated Robert D. Rogers, President. "Although the rights do not prevent a takeover, they should encourage anyone seeking to acquire TXI to negotiate with the Board prior to attempting such. The rights also guard against partial tender offers and other abusive tactics. The Company is not aware of any takeover attempt."

An overview of the plan is attached.

Texas Industries, a Dallas-based company, produces steel, cement, aggregate and concrete products. The Company is the largest producer of cement in Texas and a major producer of stone, sand, gravel and expanded shale and clay in Texas, Louisiana and California. Chaparral Steel Company, an 85%-owned subsidiary of TXI, manufactures high quality structural and bar products from recycled steel for distribution throughout North America.
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          TXI SHAREHOLDER PROTECTION PLAN OVERVIEW
          ADOPTED OCTOBER 15, 1996


          The Board of Directors of Texas Industries, Inc. has declared a dividend distribution of one preferred stock purchase right for each outstanding share of TXI common stock. Each right will entitle shareholders to buy one one-thousandth of a share of the Company's Series B Junior Participating Preferred Stock for each share of TXI common stock held, at a price of $245. The rights will be exercisable only if a person or group of affiliated or associated persons acquires, or has announced the intent to acquire, 15% or more of TXI common stock.

          The rights will provide for protection against self-dealing transactions by a control shareholder. In case of acquisition through a merger of other business combination, the rights will entitle holders to purchase a number of the acquiring company's common shares having the market value at that time of twice the rights exercise price. In the event of the acquisition, or the announcement of the intention to acquire, 15% or more of TXI common stock, rights holders may, upon exercise, receive TXI common shares having a market value of two times the exercise price of the rights. Under similar circumstances, the Board of Directors may exchange each right for one share of TXI common stock or one one-thousandth of a preferred share.

          The rights plan will not prevent tender offers or other takeover attempts. However, it will enable shareholders to realize the long-term value of the Company's common stock in the event of a takeover. It is the Company's belief that the plan will cause anyone contemplating a takeover of TXI to first discuss its plans with the Board of Directors.

          The Company is entitled to redeem the rights in whole, but not in part, at a price of $.001 per right at any time prior to the acquisition of 15% or more of TXI common stock.

          The dividend distribution will be made on November 15, 1996 to shareholders of record on November 1, 1996. The rights will be evidenced by, and transferred with, TXI common stock certificates until the acquisition of, or the announcement of the intention to acquire, 15% or more of TXI common stock should occur. If either event were to occur, separate rights certificates would be mailed to shareholders as soon as practicable.